Exhibit (j)

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement of Rydex Series Funds (Form N-1A) (Post-Effective Amendment No. 112 to File No. 033-59692; Amendment No. 113 to File No. 811-07584) of our reports dated February 28, 2012 on the financial statements and financial highlights of Long/Short Commodities Strategy Fund, Managed Futures Strategy Fund, Multi-Hedge Strategies Fund and Commodities Strategy Fund, included in the 2011 Annual Reports to shareholders.

/s/ Ernst & Young LLP

McLean, Virginia

April 26, 2012